                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            VERIZON NEW ENGLAND INC.
             (Exact name of registrant as specified in its charter)

                  NEW YORK                               04-1664340
          (State of Incorporation)          (I.R.S. Employer Identification No.)

                185 Franklin Street, Boston, Massachusetts 02110
                                 (617) 743-9800
          (Address and telephone number of principal executive offices)
                                -----------------
         David S. Kauffman, Esq.                  William F. Heitmann
         Verizon New England Inc.               Verizon New England Inc.
       1095 Avenue of the Americas            1095 Avenue of the Americas
         New York, New York 10036               New York, New York 10036
              (212)  395-2121                        (212) 395-2121
         (Names, addresses and telephone numbers of agents for service)
                                -----------------
                     Copies to: Robert W. Mullen, Jr., Esq.
                       Milbank, Tweed, Hadley & McCloy LLP
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                -----------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| 333-

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| 333-

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- --------------------- ----------------------
                                                                             Proposed
Title of Each Class of                                Proposed               Maximum
      Securities                Amount                 Maximum              Aggregate               Amount
         To Be                   To Be           Offering Price Per          Offering                 of
      Registered              Registered                Unit                  Price            Registration Fee*
------------------------ ---------------------- ---------------------- --------------------- ----------------------
      Debentures             $500,000,000               100%               $500,000,000            $40,450**
------------------------ ---------------------- ---------------------- --------------------- ----------------------


* Registration fee is calculated pursuant to Rule 457(a) under the Securities Act of 1933.

** As permitted by Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement also covers $20,000,000 of Debentures previously registered and unissued (Registration Statement No. 333-63884). The Registrant previously paid a filing fee of $375,000 with such registration statement ($5,000 of which is associated with the $20,000,000 of Debentures also covered by the prospectus contained in this Registration Statement).


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

*******************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
*******************************************************************************


                    SUBJECT TO COMPLETION DATED JULY 7, 2003


PROSPECTUS


                                  $520,000,000

                                     [LOGO]

                            Verizon New England Inc.


                                   DEBENTURES

                      ------------------------------------

         Verizon New England Inc. intends to offer at one or more times Debentures with a total offering price not to exceed $520,000,000 under this prospectus. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                       -----------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.













                                             , 2003

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................2
WHERE YOU CAN FIND MORE INFORMATION...........................................2
THE COMPANY...................................................................3
USE OF PROCEEDS...............................................................3
RATIOS OF EARNINGS TO FIXED CHARGES...........................................3
DESCRIPTION OF THE DEBENTURES.................................................4
CLEARING AND SETTLEMENT.......................................................7
EXPERTS......................................................................10
LEGAL MATTERS................................................................11
PLAN OF DISTRIBUTION.........................................................11



ABOUT THIS PROSPECTUS

This prospectus is part of one or more registration statements that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $520,000,000. We may file one or more registration statements to register additional Debentures with a total offering price of up to $104,000,000 relating to the $520,000,000 of Debentures to which this prospectus relates, as permitted under the Securities Act of 1933. If filed, these registration statements would permit us to sell Debentures with a total offering price of up to $624,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."



WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the Debentures:

o Annual Report on Form 10-K for the year ended December 31, 2002; and

o Quarterly Report on Form 10-Q for the period ended March 31, 2003.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

     Executive Director - Domestic Telecom Consolidations and Reporting Verizon Communications Inc.
     47th Floor
     1717 Arch Street
     Philadelphia, Pennsylvania 19103
     (215) 963-6360

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.


THE COMPANY

We are an indirect wholly-owned subsidiary of Verizon Communications Inc. We provide communications services in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies, including our affiliates, offer interLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 185 Franklin Street, Boston, Massachusetts 02110, telephone (617) 743-9800.


USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures to repay or refinance existing indebtedness and for general corporate purposes.


RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the periods indicated are as follows:


                                     Years Ended December 31,
      Three Months Ended    ---------------------------------------
        March 31, 2003      2002    2001     2000     1999     1998
        --------------      ----    ----     ----     ----     ----
              3.18          2.48    3.91     5.44     6.70     6.23

For these ratios, "earnings" have been calculated by adding the equity loss from affiliates, dividends received from equity affiliates, interest expense, the portion of rent expense representing interest and amortization of capitalized interest to income before provision for income taxes and cumulative effect of change in accounting principle and by deducting therefrom the equity income from affiliates, and "fixed charges" including interest expense, the portion of rent expense representing interest and capitalized interest.

DESCRIPTION OF THE DEBENTURES


General

We will issue the Debentures under an Indenture between us and the Trustee, JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, dated as of June 15, 2001. We have summarized material provisions of the Indenture below. This summary does not describe all of the exceptions and qualifications contained in the Indenture or the Debentures. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate will designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

o title of the series;

o total principal amount of the series;

o maturity date or dates;

o interest rate and interest payment dates;

o any redemption dates, prices, obligations and restrictions; and

o any other terms of the series.



Form and Exchange

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars.

Book-Entry Only Form

  We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

In the event that we issue Debentures in book-entry only form, DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only, we will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

o DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

o we instruct the Trustee that the global security is now exchangeable.

Certificated Form

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE
TWO)

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)


Restrictions

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property or assets, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

o purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after June 15, 2001;

o certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

o mechanics' and similar liens created in the ordinary course of business; or

o debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates.
  (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned indirectly by Verizon Communications Inc., which has no current intention of selling its ownership in us.

Changes to the Indenture

The Indenture may be changed with the consent of holders owning more than 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

Consolidation, Merger or Sale

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

o we are the continuing corporation; or

o the successor corporation expressly assumes:

  --    payment of principal, interest and any premium on the Debentures; and

  -- performance and observance of all covenants and conditions in the Indenture. (SECTIONS 10.01 and 10.02)

Events of Default

"Event of Default" means, with respect to any series of Debentures, any of the following:

o failure to pay interest on that series of Debentures for 30 business days after payment is due;

o failure to pay principal or any premium on that series of Debentures when due;

o failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

o certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more than 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

Concerning the Trustee

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The Trustee is not required to take any action permitted by the Indenture at the request of any holders of the Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

JPMorgan Chase Bank and its affiliates have commercial banking relationships with and serve as trustee under indentures relating to debt securities issued by Verizon Comunications Inc., our parent, and some of its affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to Debentures that are issued in book-entry only form.

The Clearing Systems

In the event that the Debentures are issued in book-entry only form, the Debentures may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, Debentures in book-entry only form may also be settled through accounts maintained at Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the Debentures and cross-market transfers of the Debentures associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Upon receipt of any payment of principal or interest, DTC will credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to Debentures held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the Debentures will be made in same-day funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC's Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the Debentures may also be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Debentures in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Debentures settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of the Debentures among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time.

EXPERTS

The financial statements and the financial statement schedule as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in our Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Our General Counsel issued an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of the Debentures.

PLAN OF DISTRIBUTION

We may sell any series of Debentures:

o through underwriters or dealers;

o through agents; or

o directly to one or more purchasers.

The prospectus supplement will include:

o the initial public offering price;

o the names of any underwriters, dealers or agents;

o the purchase price of the Debentures;

o our proceeds from the sale of the Debentures;

o any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

o any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.      Other Expenses of Issuance and Distribution.

         The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

1.  Registration fee..............................   $ 40,450
2.  Trustee's fees ...............................     10,000
3.  Cost of printing..............................     50,000
4.  Accounting fees...............................     40,000
5.  Rating Agency fees............................     30,000
6.  Miscellaneous.................................      9,550
                                                     --------
                                                     $180,000
                                                     ========


Item 15.      Indemnification of Directors and Officers.

         Pursuant to the New York Business Corporation Law ("BCL"), a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is not available where the director or officer has been adjudged to have breached his duty to the corporation or where he did not act in good faith. Specific court approval is required in some cases. The BCL further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the certificate of incorporation or by-laws, or if authorized by the certificate of incorporation or by-laws by an agreement or a resolution of shareholders or directors. In accordance with this provision, the By-Laws of the registrant authorize the registrant to indemnify its directors and officers to the fullest extent authorized or permitted by law pursuant to a resolution of the shareholder or the directors or an indemnification agreement. Pursuant to this authorization, the Board of Directors adopted resolutions providing that under certain circumstances the registrant shall indemnify, and advance expenses to, any director or officer who meets specified standards. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-726 of the BCL, to which reference is hereby made.

         The directors and officers of the registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

         Any underwriters, dealers or agents referred to in the prospectus contained in this registration statement will agree to indemnify the registrant's directors and its officers who signed the registration statement against certain liabilities which might arise under the Securities Act of 1933 from information furnished to the registrant by or on behalf of any such indemnifying party.

Item 16.      Exhibits.

         See Exhibit Index on Page E-1.

Item 17.      Undertakings.

         The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to officers, directors and controlling persons of the Company pursuant to any charter provision, by-law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of July, 2003.

                                            VERIZON NEW ENGLAND INC.
                                                  (Registrant)


                                            By: /s/ Edwin F. Hall
                                                --------------------------------
                                                 Edwin F. Hall
                                                 Controller

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement is signed below by the following persons in the capacities and on the dates indicated.


                         *                                        Chairman of the Board        July 3, 2003
                                                                  and Chief Executive
------------------------------------------------------------      Officer (Principal
                  Lawrence T. Babbio                              Executive Officer)
                                                                  and Director

                         *                                        Director and Chief           July 3, 2003
                                                                  Financial Officer
------------------------------------------------------------      (Principal Financial
                    John F. Killian                               Officer)

                         *                                        Controller (Principal        July 3, 2003
------------------------------------------------------------      Accounting Officer)
                    Edwin F. Hall

                         *                                        Director                     July 3, 2003
------------------------------------------------------------
                    Donna C. Cupelo


                         *                                        Director                     July 3, 2003
------------------------------------------------------------
                  Bruce P. Beausejour

                         *                                        Director                     July 3, 2003
------------------------------------------------------------
                    Paula L. Brown

* By /s/ Edwin F. Hall
     -----------------
     Individually and as Attorney-in-Fact

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Verizon New England Inc. for the registration of $500,000,000 of Debentures and to the incorporation by reference therein of our report dated January 29, 2003 with respect to the financial statements and financial statement schedule of Verizon New England Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP




New York, New York
June 30, 2003

                                  EXHIBIT INDEX


Exhibit
Number
------

1.1       -     Form of Purchase Agreement, including Standard Purchase
                Agreement Provisions (July 2003 Edition).

4.1       -     Form of Indenture between Verizon New England Inc. and JPMorgan
                Chase Bank, formerly known as The Chase Manhattan Bank, as trustee, dated as of June 15, 2001 (incorporated by reference from Exhibit 4.1 to Verizon New England Inc.'s Registration
                Statement on Form S-3, File No. 333-63884, filed with the
                Securities and Exchange Commission on June 16, 2001).

4.2       -     Form of New Debenture (incorporated by reference from Exhibit
                4.2 to Verizon New England Inc.'s Registration Statement on
                Form S-3, File No. 333-63884, filed with the Securities and
                Exchange Commission on June 16, 2001).

5         -     Opinion and consent of Bruce P. Beausejour, Esq.

12        -     Statements of the Ratios of Earnings to Fixed Charges
                (incorporated by reference from Exhibit 12 to Verizon New
                England Inc.'s Report on Form 10-Q for the period ended
                March 31, 2003).

23.1 Consent of Ernst & Young LLP is included on page II-7 of this Registration Statement

23.2      -     Consent of Bruce P. Beausejour, Esq. (contained in opinion filed as Exhibit 5).

24        -     Powers of Attorney

25        -     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, under the Indenture incorporated by reference in Exhibit 4.1.

26.1      -     Form of Invitation for Bids (incorporated by reference from
                Exhibit 26.1 to Verizon New England Inc.'s Registration
                Statement on Form S-3, File No. 333-63884, filed with the
                Securities and Exchange Commission on June 16, 2001).

                                      E-1